Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-225435, Form S-8 No. 333-222675, Form S-8 No. 333-213946, Form S-8 No. 333-213014, Form S-3 No. 333-220315 and Form S-3 No. 333-217296) of Gemphire Therapeutics Inc. of our report dated March 15, 2019, with respect to the financial statements and schedule of Gemphire Therapeutics Inc. included in the Annual Report on Form 10-K for the year ended December 31, 2018.

/s/ ERNST & YOUNG LLP

Detroit, Michigan

March 15, 2019